EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Form 8-K of American Home Mortgage Investment Corp. of our report dated March 6, 2003, (March 13, 2003 as to Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for derivative financial instruments to conform to Statement of Financial Accounting Standards Number 133) appearing in the Annual Report on Form 10-K of Apex Mortgage Capital, Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

Los Angeles, California
December 15, 2003